NEWS RELEASE

CONTACT:

Greg Ossmann
Director of Public Relations
(513) 564-0909, ext. 1762

JAMES R. BOLDT NAMED PRESIDENT OF CTG
BOLDT ALSO APPOINTED TO CTG BOARD OF DIRECTORS

BUFFALO, N.Y.-- June 21, 2001-- CTG (NYSE: CTG), an international information technology (IT) solutions and staffing company, today announced that James R. Boldt has been appointed President. Additionally, Mr. Boldt was appointed to CTG's board of directors. The appointments are effective immediately.

In his new role as President, Mr. Boldt is responsible for the company’s Strategic Staffing Services business and its North American operations. He reports directly to Darrell L. Jennings, who will continue as CTG’s Chairman and CEO.

Mr. Boldt joined CTG in 1996. Most recently, he was Executive Vice President; Chief Financial Officer; and Vice President, Strategic Staffing Services. As Vice President of Strategic Staffing Services, he was responsible for the delivery of several of CTG’s major accounts. As CFO, he has been responsible for the management of CTG’s support services organization, comprised of finance, information technology, legal, public and investor relations, quality, marketing communications, and acquisitions. Mr. Boldt will continue to act as CFO for CTG until a replacement is identified.

Mr. Boldt brings 28 years of progressive management experience to his new position. Prior to CTG, he worked at Pratt & Lambert United, Inc. (NYSE: PLU), where his most recent position was Corporate Vice President of Finance, Secretary, and CFO. He also held the positions of Treasurer, Corporate Controller, and Internal Auditor at Pratt & Lambert. Prior to joining Pratt & Lambert United, Mr. Boldt worked with Deloitte & Touche in Buffalo, NY.

“The appointment of Jim Boldt as President of CTG will greatly enhance our ability to meet and exceed the changing, large-scale needs of our customers and drive revenue growth in our North American business,” Mr. Jennings commented. “I am confident that he will help lead these businesses to their full potential.”

Mr. Boldt has a master’s degree in business administration with a concentration in finance from Canisius College, Buffalo, New York, and an additional concentration in applied information systems design at the State University of New York at Buffalo. He graduated cum laude from Niagara University with a bachelor’s degree in accounting. Mr. Boldt received his CPA certificate in 1975.

He is a member of Financial Executives, American Institute of Certified Public Accountants, New York State Society of Certified Public Accountants, and Delta Epsilon Sigma. For Child and Family Services, he is an active member of the Board of Directors, Chairman of the Finance Committee, and Treasurer. He also serves on the Board of Directors of the United Way of Buffalo and Erie County, and is a member of the Erie County Public Benefit Oversight Committee.

Backed by 35 years’ experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001-certified service methodologies. Our 3,900 IT professionals in over 50 offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

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Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.